EX 26 (g) iii a

AMENDMENT to the

AUTOMATIC AND FACULTATIVE YEARLY RENEWABLE TERM (YRT) AGREEMENT

between

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,

MML BAY STATE LIFE INSURANCE COMPANY, and

C.M. LIFE INSURANCE COMPANY

(hereinafter the “Ceding Company”)

and

MUNICH AMERICAN REASSURANCE COMPANY

(hereinafter the “Reinsurer”)

Coverage: SL10/SL11/SL11B/SL15/SL16 (COLI/BOLI non-experience rated business only)

Original Treaty Effective Date: March 1, 2008

Beginning March 1, 2008, the Amendment Effective Date, the attached premium rates for Non Tobacco/Non Smoker and Tobacco/Smoker will be added to the aggregate rates previously included in Schedule D: Reinsurance Premium Rates of the above-referenced Agreement.

All terms and conditions of this Agreement not in conflict with the terms and conditions of this Amendment shall continue unchanged. IN WITNESS WHEREOF, this Amendment is hereby executed in good faith by both parties:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Peter G. Ferris	Date:	10/2/08
Peter G. Ferris Second Vice President and Actuary

MML BAY STATE LIFE INSURANCE COMPANY

By:	/s/ Peter G. Ferris	Date:	10/2/08
Peter G. Ferris Second Vice President and Actuary

C.M. LIFE INSURANCE COMPANY

By:	/s/ Peter G. Ferris	Date:	10/2/08
Peter G. Ferris Second Vice President and Actuary

MUNICH AMERICAN REASSURANCE COMPANY

By:	/s/ Paul R. Myers	Date:	Sept 30, 2008
Print name:	Paul R. Myers
Title:	AVP & Actuary

MUNICH AMERICAN REASSURANCE COMPANY

By:	/s/ James M. Filmore	Date:	Sept 30, 2008
Print name:	James M. Filmore
Title:	VP & Actuary

Premium Rates for Non Tobacco/Non Smoker and Tobacco/Smoker